Exhibit 2

From: Straumann Holding AG	6 April 2003

To: Sjätte AP-Fonden and Skytrack Investments N.V.

Dear Sirs,

Irrevocable Undertakings in relation to Proposed Public Offer

Straumann Holding AG or its designated subsidiary (“Straumann”) is contemplating a public offer to acquire all the shares and other financial instruments of Biora AB (publ), reg. no. 556289-8998, (“Biora”), in accordance with the terms set out in the attached draft press release, Exhibit 1, (the “Offer”). The Board of Directors of Biora will recommend to the shareholders of Biora that they accept the Offer (the “Recommendation”). Therefore, Sjätte AP-Fonden, reg. no. 855104-0721, and Skytrack Investments N.V. (together the “Selling Shareholders”) irrevocably undertake to tender their respective shares in Biora as set out herein.

For the purposes hereof, the expression “Offer” extends to any revised offer on behalf of Straumann (but shall not include any Offer with an Offer price lower than SEK 17 per share of Biora or otherwise less favourable than the original Offer). References herein to the Offer being terminated or withdrawn refer to the situation where any of the conditions for the Offer have not been met at such point in time where it should have been met and where Straumann has decided not to waive such condition.

1	Irrevocable Undertakings

1.1	The Selling Shareholders, whose holdings of shares in Biora are set out in Exhibit 2, hereby irrevocably undertake to tender all of their shares and all shares which may be acquired by them after the date hereof (together the “Shares”) to the Offer no later than five (5) business days from the first day of the acceptance period for the Offer (the “Undertakings”). The Undertakings and the Selling Shareholders’ acceptances of the Offer shall be irrevocable (subject to the terms of this Undertaking) even if the Offer gives shareholders who accept the Offer the right to withdraw their acceptances.

1.2	If (i) the Offer is not launched, i.e. no press announcement is made no later than on 7 April 2003 the (“Announcement Date”), or (ii) if both the Selling Shareholders have not entered into the Undertakings or undertakings similar to the Undertakings no later than on the Announcement Date, or (iii) if the Recommendation is not made public on the Announcement Date (together the “Conditions”), the Undertakings automatically become null and void, unless the parties agree in writing to extend the period of the Undertakings. If the Conditions are fulfilled (subject to Section 3), the Undertakings shall be effective until the Offer is terminated or withdrawn, but in any case the Undertakings shall not be effective after 30 June 2003.

1.3	If the Offer is terminated or withdrawn, the Selling Shareholders shall have no claim against Straumann (except claims for the return of tendered Shares against the repayment of the consideration, if paid).

1.4	Except pursuant to the Undertakings, the Selling Shareholders agree not to dispose of, pledge or otherwise encumber or grant any option or otherwise deal with any of the Shares or any interests therein for as long as the Undertakings are in force.

2	No Frustration and Non-Disclosure

2.1	The Selling Shareholders agree that they shall not take or allow to be taken any action or make any statements that could prejudice or frustrate the Offer, including without limitation actively soliciting or participating in discussions, negotiations or arrangements for the merger or sale of any financial instruments in Biora, or any substantial part of the business or any material asset of Biora, to any person or entity other than Straumann, and to refrain from actively soliciting any person or entity other than Straumann to make an offer for any financial instruments in Biora.

2.2	The Selling Shareholders agree that:

2.2.1	the undertakings herein will be made public by Straumann in the press release launching the Offer and the subsequent prospectus/offering circular and other necessary press announcements and filing documents; and

2.2.2	the undertakings and agreements made herein shall not be disclosed by them to any third party, except as may be required by applicable law, regulations and sound stock market practice, in which case such Selling Shareholder shall to the extent possible consult with Straumann before disclosure, such disclosure to be made on a confidential basis to the extent possible.

3	Competing Offers

The undertakings and agreements herein shall not apply in the event that a competing offer for the shares and other financial instruments in Biora has been launched, provided that such offer is made on terms more favourable for the shareholders of Biora. For the purposes hereof, the terms of a competing offer shall not be regarded as more favourable for the shareholders of Biora unless the price of the competing offer exceeds the price of the Offer with more than SEK 0.50 per share, irrespective if the competing offer is a cash offer or an exchange offer, provided that the value of the competing offer shall be calculated on the first trading day after the announcement of the competing offer. If a competing offer on terms more favourable for the shareholders of Biora is launched, Straumann shall be entitled to match such competing offer within three (3) business days of such competing offer. If Straumann matches or exceeds the competing offer within such period, the undertakings and agreements herein shall continue to apply between the parties. For the avoidance of doubt, the Selling Shareholders shall be entitled to receive the price to be paid under any such increased Offer made by Straumann.

4	Insider Information

It is noted that the discussions and negotiations related to the Offer and any information resulting therefrom may constitute insider information under applicable legislation.

5	Severability

If any part hereof should be held invalid or unenforceable, the parties shall agree upon any necessary and reasonable adjustment hereof in order to secure the vital interests of the parties and the prevailing of the main objectives at the time of execution hereof.

6	Disputes

6.1	The undertakings and agreements herein shall be construed in accordance with and governed by the laws of Sweden.

6.2	Any dispute, controversy or claim arising out of or in connection with these undertakings and agreements, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm. The language of the arbitration procedure shall be English.

Please accept this agreement by executing and returning one copy.

Yours sincerely,

STRAUMANN HOLDING AG

/s/ Sebastian Burckhardt

Göteborg 03-04-06

Place and date	Place and date

SJÄTTE AP-FONDEN	SKYTRACK INVESTMENTS NV.

/s/ Lars Ingelmark

Lars Ingelmark

5	Severability

If any part hereof should be held invalid or unenforceable, the parties shall agree upon any necessary and reasonable adjustment hereof in order to secure the vital interests of the parties and the prevailing of the main objectives at the time of execution hereof.

6	Disputes

6.1	The undertakings and agreements herein shall be construed in accordance with and governed by the laws of Sweden.

6.2	Any dispute, controversy or claim arising out of or in connection with these undertakings and agreements, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm. The language of the arbitration procedure shall be English.

Please accept this agreement by executing and returning one copy.

Yours sincerely,

STRAUMANN HOLDING AG

/s/ Gilbert Achermann

Göteborg 03-04-06

Place and date	Place and date

SJÄTTE AP-FONDEN	SKYTRACK INVESTMENTS NV.

/s/ Lars Ingelmark

Lars Ingelmark

5	Severability

If any part hereof should be held invalid or unenforceable, the parties shall agree upon any necessary and reasonable adjustment hereof in order to secure the vital interests of the parties and the prevailing of the main objectives at the time of execution hereof.

6	Disputes

6.1	The undertakings and agreements herein shall be construed in accordance with and governed by the laws of Sweden.

6.2	Any dispute, controversy or claim arising out of or in connection with these undertakings and agreements, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm. The language of the arbitration procedure shall be English.

Please accept this agreement by executing and returning one copy.

Yours sincerely,

STRAUMANN HOLDING AG

/s/ Sebastian Burckhardt	Ripagården 6/4-03

Place and date	Place and date

SJÄTTE AP-FONDEN	SKYTRACK INVESTMENTS NV.

/s/ Per Wahlström

5	Severability

If any part hereof should be held invalid or unenforceable, the parties shall agree upon any necessary and reasonable adjustment hereof in order to secure the vital interests of the parties and the prevailing of the main objectives at the time of execution hereof.

6	Disputes

6.1	The undertakings and agreements herein shall be construed in accordance with and governed by the laws of Sweden.

6.2	Any dispute, controversy or claim arising out of or in connection with these undertakings and agreements, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm. The language of the arbitration procedure shall be English.

Please accept this agreement by executing and returning one copy.

Yours sincerely,

STRAUMANN HOLDING AG

/s/ Gilbert Achermann

Ripagården 6/4-03

Place and date	Place and date

SJÄTTE AP-FONDEN	SKYTRACK INVESTMENTS NV.

/s/ Per Wahlström